Exhibit 99.2

General Steel to Divest Steel Manufacturing Business

BEIJING, Jan. 5, 2016 /PRNewswire/ -- General Steel Holdings, Inc. ("General Steel" or the "Company") (NYSE: GSI), announced today that on December 30, 2015, the Company signed a series of restructuring agreements to effect the sale of its steel manufacturing business.

Due to persistently depressed market trends for the steel business in China, the Company's steel manufacturing business had repeatedly suffered heavy net losses in recent years, and as the depressed market is expected to prolong in 2016 it is estimated that the steel manufacturing business will continue to further deplete the Company's working capital. The Company and its Board, as previously announced, had thoroughly evaluated strategic alternatives and been exploring optimal solutions for the divesture of its steel manufacturing business.

On December 30, 2015, the Board approved the Company's entering into an agreement to sell its wholly-owned General Steel (China) Co., Ltd. and its entire equity interest in Shaanxi Longmen Iron and Steel Co., Ltd. for $1 million to an affiliate of Victory Energy Resource Limited, a HK registered company indirectly-owned by Henry Yu, the Company's Chairman. Comparatively, the net equity of the assets and liabilities included in the transaction was negatively valued by a third party.

Through the transaction, the Company expects to receive a net working capital injection of $1 million, and realize a reversal of equity deficiency of approximately $1.6 billion, benefiting from a large reduction in total liabilities. The transaction will also save the Company from incurring future losses and obligations from steel manufacturing.

After the sale, the Company plans to focus on accelerating its cleantech business via its 84.5% equity ownership in Catalon Chemical Corp. ("Catalon"), which develops and manufactures De-NOx honeycomb catalysts and industrial ceramics. The Company will also own 32% of Tianwu Tongyong (Tianjin) International Trading Co., Ltd, which mainly sources overseas iron ore for steel mills, and 99% of Maoming Hengda Iron and Steel Co., Ltd, which holds valuable land assets worth an estimated RMB 250 million.

"The timely divesture of the steel manufacturing business is necessary for General Steel in order to preserve liquid assets that will enable the Company to survive and to focus on the promising cleantech business," commented Ms. Yunshan Li, Chief Executive Officer of General Steel, "We are thankful to Chairman Yu with his generous offer to acquire our steel manufacturing business which will alleviate the Company from incurring further losses that would potentially consume all of our remaining working capital. Following the transaction, we expect our balance sheet will be much stronger due to a lower debt burden and higher equity.  We also expect to be able to liquidate the land assets in Maoming that could potentially provide as much as $30-40 million cash gain."

"As we concentrate our efforts on where we can have the greatest growth and return on investments, we are fully committed to accelerating our cleantech business. With the air pollution getting worse throughout China, the government in December launched a new policy to curb emissions from coal in its next five-year plan. The new policy will offer additional subsidies for power plants that can meet ultra-low emission requirements, including minimum oxygen content and concentration level of smoke dust, sulfur dioxide, and NOx emission. We anticipate our De-NOx honeycomb catalysts business will contribute to our growth and profitability in 2016." Ms. Li concluded.

About General Steel

General Steel Holdings, Inc. is headquartered in Beijing, China and produces a variety of steel products including rebar and high-speed wire. Through its majority equity interest in Catalon, the Company also develops and manufactures De-NOx honeycomb catalysts and industrial ceramics.

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Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, including those disclosed in the Company's most recent Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

Contact Us

General Steel Holdings, Inc.

Joyce Sung
Tel: +1-347-534-1435
Email: joyce.sung@gshi-steel.com

Asia Bridge Capital Limited
Carene Toh
Tel: +1-888-957-3362
Email: generalsteel@asiabridgegroup.com